Oppenheimer Quest for Value Funds,
    on behalf of Oppenheimer Quest Officers Value Fund
Oppenheimer Quest Value Fund, Inc.
[May 29, 1998]
Page 1





[May 29, 1998]

Oppenheimer Quest for Value Funds,
    on behalf of Oppenheimer Quest Officers Value Fund
Two World Trade Center
New York, New York  10048-0203

Oppenheimer Quest Value Fund, Inc.
Two World Trade Center
New York, New York  10048-0203


Ladies and Gentlemen:

You have requested our opinion regarding certain Federal income tax consequences resulting from several proposed transactions (the "Reorganization") involving Oppenheimer Quest Officers Value Fund ("Target"), a series of Oppenheimer Quest for Value Funds (the "Trust"), and Oppenheimer Quest Value Fund, Inc. ("Acquiring"), pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated as of
                            , 1998, by and between the Trust, on
behalf of Target, and Acquiring.

In connection with the rendering of this opinion, we have reviewed (1) the Registration Statement on Form N-14 filed with the Securities and Exchange Commission on March
      , 1998, by Acquiring (the "Registration Statement"); (2) the Proxy Statement for Target dated ____________________, 1998 (the "Proxy Statement");
(3) the Prospectus for Acquiring; and (4) the Agreement. In addition, we have relied upon representations made by Acquiring and Target in their representation letters dated [May 29, 1998] (the "Representations"). Capitalized terms not otherwise defined in this letter shall have the meaning set out in the Registration Statement or the Agreement.


                              Background

Acquiring is an open-end, diversified management investment company organized as a Maryland corporation in August 1979. At the Closing Date Acquiring has authorized and issued four classes of voting common stock. Class A, Class B, Class C, and Class Y shares are all publicly traded, although Class Y shares are available for purchase only by certain institutional shareholders. Each class has its own dividends and distributions and pays certain expenses which may be different for the different classes. The differences principally relate to the amount and timing of sales charges in connection with share purchases.

Target is a series of the Trust, an open-end management investment company organized


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Oppenheimer Quest for Value Funds,
    on behalf of Oppenheimer Quest Officers Value Fund
Oppenheimer Quest Value Fund, Inc.
[May 29, 1998]
Page 2




in April 1987 as a multi-series Massachusetts business trust. Target is a non-diversified investment company, within the meaning of the Investment Company Act of 1940 (the "1940 Act"), with an unlimited number of authorized shares of beneficial interest. At the Closing Date Target has authorized three classes of voting common stock; however, only Class A shares are outstanding and publicly traded.

Acquiring and Target are each a "regulated investment company" ("RIC") within the meaning of section 851 of the Internal Revenue Code of 1986, as amended (the "Code"), for the current and all prior years. It is intended that Acquiring, as the survivor, will continue to qualify as a RIC for all subsequent years.

The investment objectives of Acquiring and Target are similar. Acquiring and Target each seek capital appreciation from investment in securities (primarily equity securities) of companies believed by management to be undervalued in the marketplace in relation to factors such as the companies' assets, earnings, growth potential and cash flows. Although Target is "non-diversified" within the meaning of the 1940 Act, it has satisfied the diversification requirements of section 851 of the Code for the current and all prior years.


                        Proposed Reorganization

For what are represented to be valid business reasons, including the potential reduction of expenses (transfer agency and other non-management and distribution expenses) due to economies of scale, Acquiring and Target wish to reorganize Target with and into Acquiring pursuant to the Agreement.

Accordingly, the Board of Trustees of Target, including the independent trustees, unanimously approved the Reorganization and the Agreement and voted to recommend its approval to the shareholders of Target. The Board of Directors of Acquiring has also approved the Reorganization and determined that the interests of existing Acquiring shareholders will not be diluted as a result of the Reorganization. It is expected that the Reorganization will have been approved by a vote of the shareholders of Target on or about May 26, 1998.

As set forth in the Agreement, the following transactions will occur on the Closing
Date:

Oppenheimer Quest for Value Funds,
    on behalf of Oppenheimer Quest Officers Value Fund
Oppenheimer Quest Value Fund, Inc.
[May 29, 1998]
Page 3




   Target will transfer substantially all of its assets to Acquiring in exchange solely for voting stock of Acquiring, consisting of Class A shares;

   Acquiring will assume certain identified and agreed-to liabilities of Target incurred in the ordinary course of Target's business;

   In complete liquidation of Target, Target will distribute on a pro rata basis to its shareholders the shares of Acquiring received by Target on the Closing Date in exchange for its assets.

There will be no right of dissenters and no shares of Target stock will be exchanged for cash or other property, or exchanged for cash in lieu of fractional shares.


                            Representations

The following representations have been made in connection with the proposed
Reorganization:

1. Each shareholder of Target who exchanges his shares pursuant to the Reorganization will receive, in exchange therefor, solely voting stock of Acquiring.

2. Other than as may result from redemption of Target shares in the ordinary course of its business, there has not been a significant change in the ownership of Target prior to the Reorganization.

3. Acquiring has no plan or intention to sell or otherwise dispose of the assets of Target acquired in the Reorganization, except for dispositions made in the ordinary course of its business.

   The fair market value of the Acquiring stock received by each shareholder of Target will be approximately equal to the fair market value of the Target stock surrendered in the exchange.

   Any liabilities of Target assumed by Acquiring and the liabilities, if any, to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

Oppenheimer Quest for Value Funds,
    on behalf of Oppenheimer Quest Officers Value Fund
Oppenheimer Quest Value Fund, Inc.
[May 29, 1998]
Page 4





   To the best knowledge of the management of Target, there is no plan or intention on the part of the shareholders of Target to sell, exchange, or otherwise dispose of a number of shares of Acquiring stock received in the Reorganization that would reduce the ownership by shareholders of Target of the stock of Acquiring to a number of shares having a value, as of the Closing Date, of less than 50 percent of the value of all the formerly outstanding stock of Target as of the same date.

   Acquiring will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target immediately prior to the Reorganization. For purposes of this representation, (1) amounts used by Target to pay its reorganization expenses,
(2) amounts, if any, paid by Target to shareholders, and (3) all redemptions and distributions (except for redemptions in the ordinary course of Target's business as an open-end investment company as required by section 22(e) of the 1940 Act pursuant to the demand of a shareholder, and regular, normal dividends) made by Target immediately preceding the transfer will be included as assets of Target held immediately prior to the Reorganization.

   Acquiring has no plan or intention to reacquire any of its stock issued pursuant to the Reorganization, except that Acquiring, as an open-end investment company, will redeem any of its

Oppenheimer Quest for Value Funds,
    on behalf of Oppenheimer Quest Officers Value Fund
Oppenheimer Quest Value Fund, Inc.
[May 29, 1998]
Page 5




shares presented to it for redemption in the ordinary course of its business.

   Following the Reorganization, Acquiring will continue the historic business of Target or use a significant portion of Target's historical business assets in a business.

   Acquiring, Target and the shareholders of Target will each pay their respective expenses in connection with the Reorganization.

   There is no intercorporate indebtedness existing between Acquiring and Target that was issued, acquired, or will be settled at a discount.

   Acquiring and Target meet the requirements of a regulated investment company or are otherwise described in section 368(a)(2)(F)(i) and (ii) of the Code.

   Acquiring does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Target.

   Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

   Target will distribute the stock, securities, and any other property it receives in the Reorganization, and its other properties, in pursuance of the Reorganization.

   The fair market value of the assets of Target transferred to Acquiring in pursuance of the Reorganization equals or exceeds the sum of (a) the liabilities assumed by Acquiring, plus (b) the amount of liabilities, if any, to which the transferred assets are subject.

   Acquiring and Target have,  for all of their taxable  periods,  elected to be
taxed  as  RICs  as  defined  in  section  851  of  the  Code,   and  after  the
Reorganization, Acquiring intends to continue to elect to be taxed as a RIC.


                               Opinions

On the basis of the facts and representations set forth above, it is our opinion that:

   The transactions contemplated by the Agreement (the transfer of substantially all of Target's assets in exchange for Acquiring shares and the assumption by Acquiring of certain identified liabilities of Target, followed by the distribution by Target, in complete liquidation, of Acquiring shares to Target shareholders in exchange for their Target shares) will constitute a "reorganization" within the meaning of section 368(a)(1)(C) of the Code;

Oppenheimer Quest for Value Funds,
    on behalf of Oppenheimer Quest Officers Value Fund
Oppenheimer Quest Value Fund, Inc.
[May 29, 1998]
Page 6




   Target and Acquiring will each be a "party to a reorganization" within the meaning of section
368(b) of the Code;

   Pursuant to section 354(a) of the Code, no gain or loss will be recognized by Target shareholders upon the receipt of the Acquiring shares distributed in complete liquidation of Target;

   Pursuant to section 361(a) of the Code, no gain or loss will be recognized by Target upon the transfer of its assets to Acquiring in exchange for Acquiring shares and the assumption by Acquiring of the identified liabilities of Target, or upon the distribution by Target of Acquiring shares to Target shareholders in Target's complete liquidation;

   Pursuant to section 1032 of the Code, no gain or loss will be recognized by Acquiring upon the receipt of the assets of Target solely in exchange for Acquiring shares and the assumption by Acquiring of the identified liabilities of Target;

   Pursuant to section 358 of the Code, the aggregate tax basis for Acquiring shares received by each Target shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target shares held by each such Target shareholder immediately prior to the Reorganization;

   Pursuant to section 1223 of the Code, the holding period of Acquiring shares received by each Target shareholder as part of the Reorganization will include the period during which the Target shares surrendered in exchange therefor were held (provided such Target shares were held as capital assets on the date of the Reorganization);

   Pursuant to section 362(b) of the Code, the tax basis of the assets of Target acquired by Acquiring will be the same as the tax basis of such assets in the hands of Target immediately prior to the Reorganization; and

   Pursuant to section 1223 of the Code, the holding period of the assets of Target in the hands of Acquiring will include the period during which those assets were held by Target.


                        Substantial Authority

Provided that the facts, assumptions, and representations contained herein are correct, substantial authority, within the meaning of section 6662 of the Code, exists for the opinions expressed herein.

Oppenheimer Quest for Value Funds,
    on behalf of Oppenheimer Quest Officers Value Fund
Oppenheimer Quest Value Fund, Inc.
[May 29, 1998]
Page 7



                                Caveats

Our opinions are not binding on any court or on the Internal Revenue Service ("IRS"). The IRS may examine the transactions discussed above and contemplated by the Agreement. In doing so, the IRS is not bound by the factual representations made to us, and may reach conclusions contrary to our opinions.

The conclusions expressed herein are based upon the facts, assumptions and representations as set forth above. Such conclusions could change if these facts, assumptions or representations are incorrect, or if any facts have been omitted.

The conclusions expressed herein are based upon the Code, the Regulations thereunder, the applicable and currently publicly available administrative positions of the Internal Revenue Service, and existing court decisions, all as publicly available on the date of this letter. No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which could significantly modify the conclusions expressed herein. Any such changes may or may not be retroactive with respect to the Reorganization described above and, as a result, could adversely affect the tax consequences as set forth above. Price Waterhouse LLP will have no duty to update this letter unless so requested.

This opinion is limited solely to the Federal income tax consequences as expressed above, and no opinion is expressed concerning state, local, or foreign tax considerations. No opinion is expressed concerning the Federal income tax treatment under other provisions of the Code and Regulations, or concerning the tax treatment of any conditions existing at the time of, or effects resulting from, the Reorganization or the tax consequences of the Reorganization with respect to any other taxpayers that are not specifically covered by the opinions expressed in this letter. Therefore, such taxpayers should consult with their own tax advisers as to the potential tax risks involved.


Very truly yours,